UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2011`

ALTRA HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201, Braintree, Massachusetts	02184
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 917-0600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2011, the Personnel & Compensation Committee of the Board of Directors (the “Compensation Committee”) of Altra Holdings, Inc., a Delaware corporation (the “Company”), approved the 2011 compensation for the following named executive officers after a review of competitive market data. For the year 2011, the named executive officers will receive base salaries and grants of restricted common stock as set forth below.

						Stock Cash
					Number of	Value
	2010 Base	2011 Base		Percentage	Shares	at Time of
Officer	Salary	Salary		Increase	Granted	Grant
Michael L. Hurt	$250,000	$250,000		—	5,469	$120,000
Carl R. Christenson	$500,000	$525,000	(1)	5.0%	35,893	$787,500
Christian Storch	$350,200	$360,706	(1)	3.0%	8,220	$180,353
Gerald Ferris	$212,180	$218,545	(1)	3.0%	3,486	$76,491
William Duff	$212,180	$218,545	(1)	3.0%	3,300	$72,402
(1)	Increase is effective as of January 1, 2011.

Mr. Hurt’s restricted stock award vested in its entirety on the February 11, 2011 grant date. The remaining restricted stock awards for the other four named executive officers have a grant date of February 11, 2011 and will vest in equal installments on August 15, 2011, August 15, 2012, August 15, 2013 and August 15, 2014, respectively.

On February 11, 2011, the Compensation Committee of the Company also approved the 2011 target bonus percentage amounts for the named executive officers of the Company pursuant to the Company’s Management Incentive Compensation Program. The Compensation Committee established target bonus percentages for each of Carl R. Christenson, Christian Storch, Gerald Ferris and William Duff such that those executives may be entitled to receive a cash bonus equal to 75%, 50%, 50%, and 35% of their 2011 base salary, respectively, subject to upward or downward adjustment by the Compensation Committee based on their respective individual and the Company’s performance in 2011. The Company’s performance is based on achievement of certain targeted amounts of adjusted EBTIDA, working capital management goals, and sales and earnings growth. Michael L. Hurt, who assumed the role of Executive Chairman effective January 1, 2009, is not a participant in the Company’s 2011 performance bonus program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.

By: /s/ Glenn E. Deegan
Name: Glenn E. Deegan
Title: Vice President, Legal and Human Resources,
General Counsel and Secretary

Date: February 16, 2011